EXHIBIT 5

[Letterhead of Cleary, Gottlieb, Steen & Hamilton]

January 21, 2004

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Colombia (the “Republic”) in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2003 (Registration Statement No. 333-109215), as amended (the “Registration Statement”), of $500,000,000 aggregate principal amount of 8.125% Global Bonds due 2024 (the “Securities”), pursuant to a fiscal agency agreement, dated as of September 28, 1994, as amended by Amendment No. 1 thereto, dated as of January 21, 2004 (the “Fiscal Agency Agreement Amendment”), between the Republic and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as fiscal agent and principal paying agent (the “Fiscal Agent”) (as amended by the Fiscal Agency Agreement Amendment, the “Fiscal Agency Agreement”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the related Prospectus dated October 1, 2003 included in the Registration Statement, as supplemented by the Prospectus Supplement dated January 13, 2004 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(b)	an executed copy of the Fiscal Agency Agreement and an executed copy of the Fiscal Agency Agreement Amendment;

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(c)	the Securities, in the form of a global certificate dated January 21, 2004, in the principal amount of $500,000,000, executed by the Republic; and

(d)	an executed copy of the Authorization Certificate dated January 21, 2004, pursuant to which the terms of the Securities were established.

In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Colombian law and (ii) that all signatures on all such agreements and documents are genuine.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming due authorization, execution and delivery of the Securities by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement, the Securities are valid, binding and enforceable obligations of the Republic, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

In giving the foregoing opinion, we have assumed that each of the Republic and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Securities enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Fiscal Agency Agreement and the Securities). In addition, we note (i) that the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in Section 19 of the Fiscal Agency Agreement and Section 17 of the Terms and Conditions of and the Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) that the designation in Section 19 of the Fiscal Agency Agreement and Section 17 of the Terms and Conditions of the Securities of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Fiscal Agency Agreement and the Securities is (notwithstanding the waiver in or pursuant to Section 19 of the Fiscal Agency Agreement and Section 17 of the Terms and Conditions of the Securities) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

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We hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 3 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2002 and to the references to us under the heading “Validity of the Securities” in the Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement referred to above.

In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/s/ Wanda J. Olson

Wanda J. Olson, a Partner